Exhibit 10.10

ALPHA TEKNOVA, INC.

January 14, 2019

Thomas E. Davis

2290 Bert Dr.

Hollister, CA 95023

Dear Ted:

Alpha Teknova, Inc., a Delaware corporation (the “Company”), is pleased to confirm the new terms of your employment with the Company as described below, subject to and effective as of the closing of the Series A Preferred Stock investment and common stock repurchase (collectively, the “Transactions”). In the event the Transactions are not otherwise consummated, the offer extended in this letter and this letter agreement shall be null and void.

1.    Position. You will start in a full-time position as Chief Executive Officer and you will report to the Company’s Board of Directors (the “Board”). By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.    Base Salary. You will be paid a starting salary at the rate of $330,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3.    Target Bonus. In addition, commencing with the 2019 calendar year, you will be eligible to earn an annual target bonus equal to up to 33% of your annual base salary each calendar year during your employment with the Company based upon the achievement of certain performance goals to be mutually agreed upon between you and the Board (the “Target Bonus”). The Company will determine whether you have earned such Target Bonus (including whether the Company’s and your established performance objectives have been met) in its sole and absolute discretion, which determination will be final and binding. The payment of any bonus shall be subject to your continued employment through the date of payment by the Company.

4.    2019 Revenue Bonus. Subject to the terms and conditions hereof, you will also be entitled to an additional bonus of up to $3,000,000 (the “Revenue Bonus”) based on the Company’s Net Revenue (as defined below) for fiscal year 2019 in accordance with generally accepted accounting principles and as determined by the Company’s independent auditors, as set forth in the Company’s 2019 audited financial statements (the “2019 Revenue”). The amount of the Revenue Bonus shall be determined as follows:

•	In the event that the 2019 Revenue is below $20,250,000, the Revenue Bonus shall be $0.

•	In the event that the 2019 Revenue is equal to $20,250,000, the Revenue Bonus shall be $1,500,000.

•	In the event that the 2019 Revenue is equal to or greater than $22,500,000, the Revenue Bonus shall be $3,000,000.

•

In the event that the 2019 Revenue is above $20,250,000 but below $22,500,000, the Revenue Bonus shall be $1,500,000 plus the Variable Amount. The “Variable Amount” shall mean a dollar amount determined by multiplying (i) $1,500,000 by (ii) a fraction, the numerator of which is the amount by which the 2019 Revenue exceeds $20,250,000, and the denominator of which is $2,250,000.

“Net Revenue” means gross invoices for products sold to third parties by the Company, less the sum of the following (i) any discounts offered, (ii) any refund payments or credits made to customers, whether in connection with the return of any of the Company’s products, satisfaction of a customer complaint or otherwise, (iii) tariff duties, custom duties and sales or use taxes directly imposed and with reference to particular sales, and (iv) bad debt in excess of historical percentage of total revenue. For the avoidance of doubt, Net Revenue shall include any shipping or freight charges in connection with such sales, provided that such shipping or freight charges are paid by a customer and in line with historical percentage of total revenue.

Notwithstanding the foregoing, you may elect, at your sole discretion, to allocate all or any portion of the Revenue Bonus to any other then current employees or consultants of the Company (collectively, the “Designees”) by delivering to the Company’s Chairman of the Board of Directors (i) a written notice of such election duly executed by you, and (ii) a schedule attached thereto that sets forth the name of all Designees and the corresponding percentage of the total Revenue Bonus each such Designee is allocated (collectively, the “Election Materials”). The Election Materials must be delivered no later than five (5) business days following the completion of the 2019 audit of the Company’s financial statements. If the Election Materials are delivered in accordance with this Section 4, the Company shall pay the Revenue Bonus, subject to all applicable withholding, to the Designees, and if no such Election Materials are delivered in accordance with this Section 4, the Company shall pay the Revenue Bonus, subject to all applicable withholding, to you, in each case in accordance with the Company’s normal payroll processes. The Company shall pay the Revenue Bonus at and in connection with the next regularly schedule payroll following the completion of the 2019 audit and the Company’s Board of Directors approval of the 2019 audited financial statements. Notwithstanding the foregoing, the Company’s Board of Directors may pay the Revenue Bonus prior to the approval of the 2019 audited financial statements at its discretion, provided that (a) you consent to such early payment and (b) you have been given the opportunity to deliver the Election Materials, if desired.

5.    Employee Benefits/Vacation. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. In addition, you shall be eligible to take a number of days of vacation, holidays and other days off in accordance with your past practice with the Company. Notwithstanding the foregoing, the Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate; provided, however, that in no event shall such the benefits provided to you under such employee benefit plans and programs be reduced from those historically offered to you by the Company or as described on Exhibit A.

6.    Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses and certain other expenses set forth on Exhibit A, in each case, incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

7.    Term. Your employment will have a term of either (i) eighteen (18) months from the closing date of the Transactions or (ii) until the recruitment of an individual to assume the CEO role, whichever is sooner, subject to earlier termination as provided in Section 9 below. Upon recruitment of a new CEO, you and the Board will consider a continuing role, such as Chief Strategy Officer or Chairman of the Scientific Advisory Board, with such new compensation and other terms to be mutually agreed upon between you and the Board.

8.    Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A.

9.    Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company (subject to the limitations set forth in Section 5.4(a) of the Company’s Investors’ Rights Agreement) may terminate your employment at any time and for any reason, with or without cause or notice. Upon termination of your employment, you will only be entitled to accrued but unpaid salary, vacation/PTO (if any) and any other wages and/or benefits that have accrued or otherwise been earned up through the date of such termination. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board.

10.    Outside Activities. While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.    Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

12.    Miscellaneous.

(a)    Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)    Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, including (without limitation) any employment agreement or offer letter entered into by and between you and the Company (or any predecessor to the Company).

(c)    Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.    Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any.

Very truly yours,

ALPHA TEKNOVA, INC.

/s/ Irene Davis
Irene Davis, Chief Operating Officer

ACCEPTED AND AGREED:

THOMAS E. DAVIS

/s/ Thomas E. Davis
(Signature)

January 14, 2019
Date

Enclosure:
Exhibit A: Authorized Expenses
Attachment A: Confidential Information and Invention Assignment Agreement

EXHIBIT A

BENEFITS AND EXPENSES

The Company shall pay 100% of your costs for medical and dental benefits and an annual Health Savings Account (“HSA”) contribution if you chose an HSA medical plan.

Days during which you conduct Company business away from the Company’s facilities shall not be considered vacation, holiday or days off.

Business expenses include all expenses related to attending conferences and customer meetings, including expenses relating to:

•	Air fare

•	Car rental

•	Hotel

•	Meals

•	Mileage

•	Parking, tolls, taxi

•	Other miscellaneous expenses

Non-travel business expenses include:

•	Auto expenses

•	Cell phone expenses

•	Life insurance premiums

•	Meals and entertainment